THIS AGREEMENT made this 29 day of March, 2005.

BETWEEN:

A.C. TECHNICAL SYSTEMS LTD.

(the "Employer")

- and -

(the "Employee")

WITNESSES that the parties agree as follows:

1. Employment

The Employer offers the Employee the position of ________commencing on the terms and conditions set forth below, and the Employee, in consideration for continued employment with the Employer and other good and valuable consideration (the receipt of which is hereby acknowledged), hereby accepts the offer.

The Employee will be provided with an annual written performance review which will normally be conducted prior to the Employee's anniversary date of employment.

2. Remuneration

The Employer shall pay to the Employee a yearly salary of $, less all required deductions to be paid bi-weekly.

3. Fringe Benefits

The Employee is eligible to participate in the Employer's group medical plan. The Employee understands that the group medical plan may be amended by the Employer from time to time.

4. Company Issued Equipment

The Employee may have use of company issued equipment (see Schedule "A" attached), it is understood that this equipment is to be used for employment purposes only. Upon termination said equipment will be returned in the same condition that it was received excepting for normal wear and tear. The Employee is responsible for scheduling regular maintenance on any equipment that requires such. The Employee also agrees to be responsible for any repairs and\or replacement of any equipment that is damaged due to neglect and\or abuse.

5. Time and Attention

The Employee shall faithfully and diligently serve the Employer and shall devote the whole of his or her business time and attention to the business of the Employer. The Employee shall not, without the consent in writing of the Employer, engage either directly or indirectly in any other business or occupation of a permanent or temporary nature during the term of his or her employment. Please see attached Schedule "B" for job description.

6. Vacation

The Employee will be entitled to take two (2) weeks paid vacation per year and thereafter will be provided vacation in accordance with the Employer's vacation policy. The Employee understands that the Employer may amend its vacation policy from time to time.

7. Confidentiality

Except in the normal course of the Employee's duties, the Employee will not use for his or her own account or disclose to anyone else any confidential or proprietary information relating to the Employer's operations or business which the Employee obtains by virtue of his employment by the Employer. Confidential or proprietary information or material includes, without limitation, the following types of information or material: corporate information, including contractual arrangements, negotiations, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications and copyrights; information concerning suppliers, customers or distributors; marketing information, including sales, investment and product plans, strategies, methods, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational information; e-commerce information, including web-site designs and information relating to the development and functioning of the Employer's web-site; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations.

8. Non-Solicitation

The Employee agrees that for a period of two (2) years immediately following the termination of his or her employment for any reason, neither the Employee nor any entity with whom the Employee is at the time associated, related or affiliated shall, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, supplier, customer, client or distributor associated in any way with the Employer, who the Employee had contact with while employed with the Employer, to discontinue or alter any of their or its relationship(s) or association(s) with the Employer.

9. Termination of Employment

Once the probationary period of three months is complete, unless the employment of the Employee is terminated for cause (and therefore without any notice or compensation in lieu of notice), the Employee's employment may be terminated at the sole discretion of the Employer and for any reason whatsoever upon providing the Employee with 14 day notice of termination or pay in lieu thereof, subject to any additional notice of termination, pay in lieu thereof or severance pay that may be required to meet the minimum requirements of the *Employment Standards Act, 2000*, as amended from time to time. The Employee agrees that the notice and/or severance pay paid pursuant to this provision will satisfy all of the Employer's legal obligations to the Employee and that no other compensation will be due to the Employee as a result of his or her termination from employment.

10. General

This Agreement is subject to the provisions of the *Employment Standards Act, 2000*, as it may be amended from time to time. Should any provision in this Agreement be determined to be in violation of that Act, that provision shall be deemed to have always conformed with the standard contained in the Act, and the standard shall be considered part of this Agreement as if it had been agreed to from the beginning.

11. Assignment

The Employer reserves the right to assign this Agreement to any related or affiliated corporation without the prior consent of the Employee.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the date set out above.

SIGNED, SEALED & DELIVERED in the presence of	)	A.C. TECHNICAL LTD.
____________________	)	By: ____________________
	)	____________________
	)	Employee

Received Time Apr. 14. 10:08AM